Exhibit 26a

Empire Fidelity Investments Life Insurance Company

Certificate of the Assistant Secretary

I, Mark C. Jensen, hereby certify that I am the duly elected and incumbent Assistant Secretary of Empire Fidelity Investments Life Insurance Company (the "Corporation"), and that attached is a true and correct copy of the Minutes of the Meeting of Board of Directors dated July 25, 2002.

/s/Mark C. Jensen

Mark C. Jensen

Assistant Secretary

Exhibit 26a

MINUTES OF

EMPIRE FIDELITY INVESTMENTS LIFE INSURANCE COMPANY

MEETING OF BOARD OF DIRECTORS

JULY 25, 2002

A meeting of the Board of Directors of Empire Fidelity Investments Life Insurance Company (the "Company") was held by telephone conference call, with each Director able to hear each of the other Directors at all times, commencing at 3:00 p.m. on July 25, 2002.

The following Directors, constituting a quorum, were present at the meeting:

Roy C. Ballentine, Allan Brandon, Melanie A. Calzetti-Spahr, James C. Curvey, Albert Francke, Lena G. Goldberg, Peter G. Johannsen, Robert A. Lawrence, Malcolm MacKay, John J. Remondi, Floyd L. Smith, Richard A. Spillane Jr. and David C. Weinstein.

Directors Stephen P. Jonas and Rodney R. Rohda did not attend the meeting.

Also in attendance were the following officers of the Company: Joseph L. Kurtzer, Senior Vice President; William J. Johnson, Senior Vice President; and David J. Pearlman, Secretary.

Ms. Calzetti-Spahr called the meeting to order and, pursuant to the Company's By-laws, acted as Chair. Mr. Pearlman acted as secretary.

The first order of business was the approval of the minutes of the Annual Meeting of the Board of Directors held May 16, 2002. Ms. Calzetti-Spahr noted that draft minutes had been circulated to each Director prior to the meeting. After deletion of a portion of one sentence, upon motion made and duly seconded, the minutes were unanimously approved as modified.

Ms. Calzetti-Spahr reviewed the Company's sales for the second quarter of 2002 and its assets at the end of the period, and compared them to the corresponding figures for the previous year.

Ms. Calzetti-Spahr noted that while the Company's sales and assets had declined, sales for the entire Fidelity Investments insurance and annuity group had increased. She explained that the insurance agencies that are part of the group have experienced a significant increase in sales of fixed annuity products that more than offsets the decreased sales of the variable annuity products that account for nearly all of the Company's sales.

Mr. Francke asked whether future reports would include sales of the Company's fixed immediate annuity product, and Ms. Calzetti-Spahr replied that they would, and further that the current report includes some sales of that product, which has been offered to the public only since April. She noted that for both the Company and its parent, the product is displacing sales of similar products of other insurers that are offered by the Company's affiliated insurance agencies.

Ms. Calzetti-Spahr also discussed in detail three items that accounted for the bulk of the decline in the Company's "other revenue" category.

Ms. Calzetti-Spahr reviewed the allocation of the assets of the Company's annuity customers by mutual fund investment option, noting movements into and out of several funds in particular, and noting a shift in overall assets between funds managed by Fidelity and funds managed by other companies.

Ms. Calzetti-Spahr discussed the Company's planned entrance into the variable life insurance market and noted the need for the establishment of a new separate account to fund the variable life insurance policies. She explained that the new separate account needed to be created before product filings could be made with state and federal regulatory authorities. Responding to a question from Mr. Francke, Mr. Johannsen noted that the Company has not previously had a separate account for variable life insurance, only for variable annuities.

Upon motion duly made and seconded, it was unanimously

RESOLVED, Empire Fidelity Investments Life Insurance Company (the "Company"), pursuant to Section 4240 of the New York Insurance Laws, does hereby establish a separate account, to be designated Empire Fidelity Investments Variable Life Account A (the "Account") or such other name as the officers of the Company deem appropriate; and

FURTHER RESOLVED, that the Chairman, President, any Vice President, Treasurer, Secretary, Actuary or Assistant to any of the foregoing, each be, and hereby are, authorized to take all necessary and appropriate actions to accomplish the registration of the Account as an investment company under the Investment Company Act of 1940 and the registration of the variable life insurance contracts issued in connection with the Account as securities under the Securities Act of 1933, and to take all action necessary to comply with such Acts, including but not limited to the execution and filing of registration statements and amendments thereto) including the payment of registration fees), applications for exemptions from the provisions of the Acts as may be necessary or desirable, and agreements for the management of the Account and for the distribution of variable life insurance contracts funded through the Account; and

FURTHER RESOLVED, that the Company receive and hold in the Account (i) amounts arising from premium payments received by the Company under the variable life insurance contracts funded through the Account in accordance with the provisions of such contracts, and (ii) such other assets of the Company as the officers of the Company may deem prudent and appropriate to support the issuance and maintenance of such variable life insurance contracts; and

FURTHER RESOLVED, that the assets held in the Account be invested and reinvested in shares of such mutual funds as may be invested in by Variable Annuity Account A of Empire Fidelity Investments Life Insurance Company, as authorized now and as such authorization may be modified in the future; and

FURTHER RESOLVED, that the signature of any Director or officer of the Company required by law to affix his or her signature to a registration statement under the Investment Company Act of 1940 or Securities Act of 1933, or any amendment thereof, may be affixed by said Director or Officer personally or by an attorney-in-fact duly constituted in writing by said Director or Officer to sign his or her name thereto; and

FURTHER RESOLVED, that the President is hereby appointed agent of the company to receive any and all notices from the Securities and Exchange Commission relating to the registration statements for the Account and the variable life insurance contracts, and all amendments thereto; and

FURTHER RESOLVED, that the Chairman, President, any Vice President, Treasurer, Secretary, Actuary or Assistant to any of the foregoing, each be, and hereby are, authorized to take all necessary and appropriate actions as may be necessary to comply with such laws and regulations of the several states as may be applicable to the Account or to the variable life insurance contracts.

Ms. Calzetti-Spahr presented the Directors with a report showing each of the Company's general account investment transactions for the period April 1, 2002 through June 30, 2002, and a listing of all the Company's security holdings as of June 30, 2002.

Responding to a question from Mr. Smith, Ms. Calzetti-Spahr noted an increase in allocations to the Company's general account from customers seeking a relatively safe investment option.

Mr. Johannsen inquired why for a particular security the term "issue value" was used instead of "par value". Mr. Kurtzer explained that the security is an asset-backed instrument that makes periodic principal repayments.

Upon motion duly made and seconded, it was unanimously

RESOLVED, that the investment transactions of the general account of Empire Fidelity Investments Life Insurance Company for the period April 1, 2002 through June 30, 2002 be, and they hereby are, ratified.

Mr. Kurtzer noted that certain operational functions performed by the Company had been transferred to the Company's parent in anticipation of a reduced physical presence in New York State. Mr. Smith asked whether current employees located in New York would be moving to an out of state location, and Mr. Kurtzer indicated that some employees might choose not to move when their positions relocate later in the year. He noted further that to compensate for the reduction in positions in the state, certain other persons, engaged in selling the Company's products, might be added to its payroll.

Mr. Johannsen asked whether there must be employees in New York State occupying any particular stated positions, and Mr. Pearlman advised that certain such requirements that had existed in the past no longer applied. Mr. Pearlman also explained that books and records of the Company would need to continue to be present in New York.

There being no further business to come before the meeting, upon motion duly made and seconded, and upon unanimous vote in favor, the meeting was adjourned.

/s/David J. Pearlman

David J. Pearlman

Secretary